Exhibit 10.12.3

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this “Amendment Agreement”) is entered into effective as of January 2, 2011 by and between Newgistics, Inc., a Delaware corporation (“Newgistics”), and William J. Razzouk (“Executive”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Employment Agreement dated as of March 31, 2005, by and between Newgistics and Executive, as previously amended (the “Employment Agreement”).

RECITALS

WHEREAS, Newgistics and Executive are parties to the Employment Agreement and wish to amend the Employment Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Section 1.4.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

1.4.1 Base Salary. In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Proprietary Information and Inventions Agreement, during the Employment Term, the Company shall pay Executive a salary at the monthly rate of $44,170.83 ($530,500 annualized) (the “Base Salary”), less statutory and other authorized deductions and withholdings, payable in accordance with the Company’s regular payroll practices. The Board of Directors will review the Base Salary annually, based on Executive’s performance and any changes will be determined by the Board of Directors; provided that any decrease in Executive’s Base Salary without his consent shall constitute a termination Without Cause (as defined below).

2. Section 1.4.4 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

1.4.4 Benefits Package. During the Employment Term, Executive shall be eligible to receive such employee benefits and holidays as may be in effect from time to time as are afforded to other executives of the Company.

3. Section 1.5 of the Employment Agreement is hereby deleted in its entirety.

4. Section 1.7.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

1.7.2 Termination Without Cause. Subject to the provisions set forth in this Agreement, including Section 1.7.3, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.6.4 above, the Company shall (i) pay Executive 12 months’ salary in one lump sum within 15 days of termination (hereinafter the “Severance Payment”), subject to the tax withholding specified in Section 1.4.1 above, and (ii) if Executive elects to continue health coverage under COBRA, the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment, through the earlier of (A) the one year anniversary of Executive’s termination, or (B) the date Executive is no longer eligible for COBRA. The Company’s obligation to pay and Executive’s right to receive the severance benefits set forth herein shall cease in the event of

Executive’s breach of any of his obligations under this Agreement or the Proprietary Information and Inventions Agreement.

5. Except as modified herein, the Employment Agreement remains in full force and effect.

6. This Amendment Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Amendment Agreement or have caused this Amendment Agreement to be executed on their behalf as of the date referenced above.

NEWGISTICS, INC.		WILLIAM J. RAZZOUK

By	/s/ Philip S. Siegel	/s/ William J. Razzouk
Philip S. Siegel
Compensation Committee Chairman